Exhibit 99.2

Dear valued Client,

I am pleased to inform you that effective June 9, 2010 PMA Companies entered into a merger agreement with Old Republic International Corporation (ORI). This is a stock for stock merger transaction, subject to customary closing conditions including approval by our shareholders and regulatory approvals.

We believe that a merger with ORI further enhances our financial strength and will be of benefit to our clients, employees, and shareholders. ORI, founded in 1923, is a respected organization, and PMA and ORI have similar cultures, core values and business principles.

Following the closing, we will continue to do business as PMA Companies, and we will maintain our company headquarters in Blue Bell, PA with our experienced leadership team and local service locations. PMA employees will continue to execute every day with the same passion to deliver service and tangible value to you.

We value our relationship with you, and we are dedicated to ensuring that you remain a long-term satisfied client. Our 95-year success has been earned one relationship at a time, and we take pride in our 96% customer satisfaction rating, per an independent research survey.

Click here (insert link) to see more information in our press release. Contact your local Broker, Agent, or PMA Companies representative should you have any further questions.

Sincerely,

Vincent T. Donnelly